Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of iPower Inc. (the “Company”) of our report dated October 9, 2025, relating to our audit of the consolidated financial statements of the Company as of and for the year ended June 30, 2025, appearing in the Annual Report on Form 10-K of the Company, which is incorporated by reference into this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ HTL International, LLC
Houston, Texas
July 10, 2026

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